Collaborative Investment Series Trust 485BPOS

Exhibit 99.(h)(ii)(a)

AMENDMENT

NO. 23 TO

SERVICES AGREEMENT

This AMENDMENT No. 23 ("Amendment") is made as of August 21, 2025, by and among Collaborative Investment Series Trust ("Client") and Citibank, N.A. ("Citibank"), and Citi Fund Services Ohio, Inc. ("CFSO", together with Citibank, the "Service Provider” and, with the Client, the "Parties"), to that certain Services Agreement dated March 11, 2019, between the Client and Service Provider (as amended to date, the "Agreement"). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Service Provider performs certain ETF administration and accounting services for the Client; and

WHEREAS; the Parties wish to update the list of Funds in the Annex to Schedule 2 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Service Provider hereby agree as follows:

1.	Amendment to Annex to Schedule 2 of the Agreement.

Annex to Schedule 2 of the Agreement is hereby deleted in its entirety and replaced with the Annex to Schedule 2 of the Agreement attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Remainder of page intentionally left blank. Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

COLLABORATIVE INVESTMENT SERIES TRUST

By:

Name:	Gregory Skidmore

Title:	President & Chairman

Date:	August 22, 2025

CITIBANK, N.A.

By:

Name:	Peggy Vena

Title:	VP

Date:	September 4, 2025

CITI FUND SERVICES OHIO, INC.

By:

Name:	John Danko

Title:	President

Date:	September 4, 2025

Annex to Schedule 2 to Services Agreement

List of Funds

Fund Name		Effective Date Added to the Agreement (if after November 16, 2023)
1.	Rareview Dynamic Fixed Income ETF	N/A
2.	Rareview Tax Advantaged Income ETF	N/A
3.	The SPAC and New Issue ETF	N/A
4.	Adaptive Core ETF	N/A
5.	Mindful Conservative ETF	N/A
6.	Goose Hollow Tactical Allocation ETF	N/A
7.	Rareview Systemic Equity ETF	N/A
8.	Mohr Sector NAV ETF	N/A
9.	Goose Hollow Mult-Strategy Income ETF	N/A
10.	Mohr Company NAV ETF	December 20, 2023
11.	Anydrus Advantage ETF	December 20, 2023
12.	Rareview Total Return Bond ETF	April 15, 2024
13.	Nelson Select ETF	May 16, 2025
14.	PL Growth & Income ETF	November 12, 2025

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